Exhibit 99.1

Contacts:

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Neil Maitland

The Abernathy MacGregor Group

212.371.5999

MORGANS HOTEL GROUP REPORTS FIRST QUARTER 2013 RESULTS

NEW YORK, NY – April 29, 2013 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended March 31, 2013. The Company will host a conference call to review the results on Tuesday, April 30, 2013 at 9:00 am.

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Adjusted EBITDA was $7.5 million in the first quarter of 2013, a $6.5 million increase over the same period in 2012, due primarily to increases in EBITDA at the Company’s fee-owned hotels, Delano South Beach and Hudson.

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Operating margins at the Company’s Owned Hotels, which includes Delano South Beach, Hudson and Clift, increased by over 1,000 basis points during the first quarter of 2013 as compared to the same period in 2012.

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Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 17.0% in actual dollars, or 17.2% in constant dollars, during the first quarter of 2013 from the comparable period in 2012, the Company’s highest RevPAR growth rate since the first quarter of 2007.

•	RevPAR for System-Wide Comparable Hotels located in the United States increased 19.2% during the first quarter of 2013 as compared to the same period in 2012.

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On March 30, 2013, the Company entered into agreements with affiliates of The Yucaipa Companies (“Yucaipa”) pursuant to which, upon consummation of the contemplated transactions, the Company will exchange its ownership interests in Delano South Beach, The Light Group and its subsidiaries that hold three restaurant leases in Las Vegas for $6.5 million in cash and the surrender and cancellation of convertible debt, preferred securities and warrants to purchase MHG common shares and certain consent rights over certain major decisions held by Yucaipa. The Company will continue to operate Delano South Beach pursuant to a long-term management agreement. Additionally, the Company will launch a $100 million rights offering to its existing shareholders which, together with cash received in the exchange transaction, MHG projects will yield approximately $65.0 million of cash after using a portion of the net proceeds to retire its credit facility and related obligations (together with the exchange, collectively the “Deleveraging Transaction”). The Deleveraging Transaction is currently expected to close in the second quarter of 2013.

Michael Gross, CEO of the Company, said: “The strong first quarter results underscore the significant progress we have made transforming our portfolio and repositioning our hospitality offering to capitalize on the growth opportunities ahead. With eight new hotels slated to open in the next three years and a growing pipeline of deals in key destinations around the world, we see a clear path to quickly increasing gross fees, EBITDA and cash flow. The deleveraging asset exchange transaction and rights offering will significantly reduce our debt and equity obligations and raise necessary capital for growth, allowing us to accelerate our strategic development. We are very confident in the future and look forward to building on the momentum of our recent results to increase shareholder value in the years ahead.”

First Quarter 2013 Operating Results

Adjusted EBITDA for the first quarter of 2013 was $7.5 million as compared to $1.0 million for the same period in 2012. This $6.5 million increase was due primarily to strong performances at the Company’s two fee-owned hotels, Delano South Beach and Hudson, as well as an increase in management fees and lower corporate expenses. EBITDA at Delano South Beach and Hudson increased by $2.1 million and $2.8 million, respectively, in the first quarter of 2013 as compared to the same period in 2012.

RevPAR at System-Wide Comparable Hotels, which includes all MHG-branded hotels with the exception of Hudson, which was under renovation during 2012, and Delano Marrakech, which opened in September 2012, increased by 17.0% in actual dollars, or 17.2% in constant dollars, in the first quarter of 2013 from the comparable period in 2012. RevPAR for System-Wide Comparable Hotels located in the United States increased 19.2% during the first quarter of 2013 as compared to the same period in 2012.

RevPAR from System-Wide Comparable Hotels in the Northeastern United States, which consist of Morgans, Royalton, Mondrian SoHo and Ames, increased by 21.8% in the first quarter of 2013 as compared to the same period in 2012, driven primarily by a 20.2% increase in occupancy. The region experienced strong trends throughout the quarter which allowed the Company to successfully execute its strategy to grow occupancy during the seasonably slowest period of the year.

RevPAR at Hudson, the Company’s non-comparable hotel located in New York City, increased by 38.7% and, with 32 new hotel rooms opened during the quarter, room revenues increased 42.5% during the first quarter of 2013 as compared to the same period in 2012. Hudson’s strong operating performance was also positively impacted by the February 2013 opening of its new restaurant, Hudson Common, a modern-day beer hall and burger joint featuring a wide selection of local craft beers, inventive preparations of classic American fare and soda shop-inspired specialty cocktails.

RevPAR from System-Wide Comparable Hotels in Miami increased 22.3% in the first quarter of 2013 as compared to the same period in 2012, driven by a 13.5% increase in occupancy. The Company’s fee-owned Miami hotel, Delano South Beach, generated a 19.5% increase in RevPAR driven equally by a 9.7% increase in occupancy and an 8.9% increase in average daily rate (“ADR”) during the first quarter of 2013 as compared to the same period in 2012.

The Company’s two West Coast hotels generated 13.1% RevPAR growth in the first quarter of 2013 as compared to the same period in 2012, led by Mondrian Los Angeles. In London, RevPAR increased by 5.6%, or 6.8% in constant dollars, during the first quarter of 2013, despite the difficult economic climate in Europe.

Management fees increased by 17.7% in the first quarter of 2013 as compared to the same period in 2012. Excluding non-recurring items, management fees increased by 8.7%. Management fees for the first quarters of both 2013 and 2012 exclude operating results from The Light Group, which is classified as a discontinued operation as the Company will have no continuing involvement with this entity after the closing of the Deleveraging Transaction.

Operating margins at the Company’s Owned Hotels, which consist of Delano South Beach, Hudson and Clift, increased over 1,000 basis points during the first quarter of 2013 as compared to the same period in 2012.

Corporate expenses, which also exclude The Light Group corporate expenses, decreased by $0.2 million, or 3.5%, during the first quarter of 2013 as compared to the same period in 2012. The Company continues to actively explore opportunities to reduce overhead costs and anticipates achieving further reductions after the Deleveraging Transaction is completed primarily due to a more simplified balance sheet leading to lower accounting, legal and related costs.

Interest expense increased by $3.3 million, or 44.5%, during the first quarter of 2013 as compared to the same period in 2012, primarily due to a higher debt level and interest rate under the new Hudson mortgage loan, which was entered into during late 2012, and increased borrowings under the Company’s revolving line of credit during the three months ended March 31, 2013 as compared to the same period in 2012.

MHG recorded a net loss of $11.4 million for the first quarter of 2013 compared to a net loss of $14.3 million for the first quarter of 2012, due primarily to improved operating results and margins at Delano South Beach and Hudson, slightly offset by higher interest expense.

Deleveraging Transaction

On March 30, 2013, the Company entered into agreements under which MHG will transfer its ownership interests in Delano South Beach and The Light Group (including its obligations under $18 million in related promissory notes) to Yucaipa in exchange for the cancellation of the following debt and equity securities held by Yucaipa:

•	$88 million principal amount of the Company’s 2.375% Senior Subordinated Convertible Notes due 2014;

•	75,000 shares of the Company’s Series A Preferred Securities, with a face amount, including accrued and unpaid dividends, of $99 million; and

•	Warrants to acquire 12.5 million shares of the Company’s common stock at $6.00 per share until April 2017.

The Deleveraging Transaction also eliminates certain consent rights Yucaipa has over certain major decisions. The Company will continue to operate Delano South Beach pursuant to a long-term management agreement.

In addition, MHG will also receive $6.5 million in cash for the Company’s leasehold interests in three restaurants at Mandalay Bay, Las Vegas that will be operated by The Light Group, and Yucaipa will pay the Company’s remaining note obligations with respect to the acquisition of such leaseholds.

As part of the Deleveraging Transaction, the Company will also launch a $100 million rights offering for 16,666,666 shares of its common stock at a price of $6.00 per share to its existing stockholders and holders of non-managing membership interests in its operating company subsidiary. To ensure that the Company raises the full $100 million target, Yucaipa has agreed to purchase from the Company, at the rights offering subscription price (without any discount or fees), all shares of MHG common stock not subscribed for by MHG shareholders in the rights offering. Proceeds of the rights offering will be used to retire the Company’s credit facility secured by Delano South Beach that, as of March 31, 2013, had $25 million of outstanding borrowing and a $10 million letter of credit drawn. The remaining cash proceeds, together with cash received in the exchange transaction, are expected to total approximately $65 million, and will be used to fund expansion of the business and for working capital and general corporate purposes.

On April 1, 2013, director Jason Taubman Kalisman filed a purported derivative action on behalf of the Company in the Delaware Chancery Court against the seven other current members of the Company’s Board of Directors and various third-parties associated with The Yucaipa Companies LLC in connection with the Deleveraging Transaction. OTK Associates, LLC, a shareholder of the Company, later filed a motion to intervene as a plaintiff in action. Among other things, the plaintiffs allege breach of fiduciary duties and seek various forms of relief, including enjoining the Deleveraging Transaction, invalidating the Board of Directors’ decision to reschedule the Annual Meeting and awarding the Company damages in an unspecified amount. The court has scheduled a hearing on plaintiffs’ motion for May 13, 2013.

The Deleveraging Transaction is currently expected to close in the second quarter of 2013, subject to resolution of the lawsuit.

The rights offering is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission and became effective on August 3, 2010. A prospectus supplement relating to the rights offering will be filed with the Securities and Exchange Commission at the appropriate time. Additional information regarding the rights offering will be set forth in the prospectus supplement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.

Balance Sheet and Liquidity

MHG’s total consolidated debt at March 31, 2013, excluding the Clift lease, was $455.6 million, which includes $25.0 million outstanding on the Company’s revolving credit facility, which is classified as debt held for sale on the Company’s consolidated balance sheet, and $18.0 million of promissory notes issued in connection with the Company’s acquisition of The Light Group, which is classified as debt of discontinued operations on the Company’s consolidated balance sheet.

Delano South Beach, which secures the Company’s revolving credit facility, is presented as assets held for sale on the Company’s consolidated balance sheets, as the Company will have continuing involvement with Delano South Beach through a long-term management agreement following the closing of the 2013 Deleveraging Transaction. The Company has presented the operations of The Light Group and its subsidiaries that hold the three Las Vegas restaurant leases as discontinued operations in its consolidated financial statements, as it will have no continuing involvement with these entities following the closing of the Deleveraging Transaction.

At March 31, 2013, MHG had $6.3 million of cash and cash equivalents and $65.0 million available under its revolving credit facility. As of March 31, 2013, total restricted cash held pursuant to certain debt or lease requirements was $19.0 million.

At the closing of the Deleveraging Transaction, the Company will significantly reduce its consolidated debt and preferred securities obligations. If the closing of the Deleveraging Transaction had occurred on March 31, 2013, this reduction would have amounted to approximately $230.0 million, consisting of the elimination of $88.0 million of convertible notes, $18.0 million of The Light Group promissory notes, $99.0 million of outstanding Series A preferred securities and accrued and unpaid dividends, and the repayment of $25 million outstanding under the Company’s revolving credit facility. In addition, proceeds of the rights offering, together with cash received in the exchange transaction, are expected to generate approximately $65.0 million of cash available to fund expansion of the business and for working capital and general corporate purposes, after using a portion of the proceeds to retire obligations under the Company’s credit facility.

Upon the closing of the Deleveraging Transaction, the Company’s debt maturity profile will be significantly improved with $84.5 million of convertible notes due in October 2014, $180.0 million of mortgage debt secured by Hudson due in February 2014 with a one-year extension option and $50.0 million of trust preferred notes due in 2036.

As of March 31, 2013, MHG had approximately $295.0 million of remaining federal tax net operating loss carryforwards to offset future income, including gains on asset sales. The Company expects to have approximately $180 to $200 million in federal tax net operating losses remaining after the completion of the Deleveraging Transaction, which includes the sale of Delano South Beach. The Company’s remaining fee-owned asset, Hudson, has a tax basis of approximately $160.0 million.

Development

MHG currently has signed agreements for eight hotels that are scheduled to open over the next three years, with three of these hotels scheduled to open in early 2014 – Mondrian London, Mondrian Doha and Delano Las Vegas. In addition, Mondrian Baha Mar and Delano Moscow are currently under construction with projected openings in 2015. With a strong infrastructure in place, the Company believes the cash flow to be generated from the new hotel agreements signed could be as high as 90% of fees.

The Company has a strong pipeline of prospective deals with a number of well-capitalized partners for hotels in key gateway cities and resort destinations in Europe, the U.S., Latin America, and Asia.

Guidance

Looking ahead, based on the trends the Company is seeing in its markets, MHG is increasing its projected RevPAR growth at System-wide Comparable Hotels to 8% to 10% in 2013 from its original growth projection of 6% to 8%. The Company is not providing overall EBITDA guidance at this time. However, the Company believes that it could potentially increase EBITDA at Hudson by $10 million in 2013 given the $6 million of EBITDA lost in 2012 due to rooms out of service during renovations, the new SRO units and the new restaurant, and that there is potential for further EBITDA growth at Hudson from the upgraded room product.

Conference Call

MHG will host a conference call to discuss the first quarter financial results on Tuesday, April 30, 2013 at 9:00 AM Eastern time.

The call will be webcast live over the Internet and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 35257761. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 585-8367 or (404) 537-3406 for international callers; the conference ID is 35257761. The replay will be available from April 30, 2013 through May 7, 2013.

Definitions

“System-Wide Comparable Hotels” includes all Morgans Hotel Group branded hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters ended March 31, 2013 and 2012 excludes Hudson, which was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012, Delano Marrakech, which opened in September 2012, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel and, as of April 1, 2013, was no longer managed by the Company.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, as further defined below.

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Istanbul, Turkey; Doha, Qatar and Baha Mar in Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; our levels of debt, our ability to refinance our current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, our ability to access the capital markets and the ability of our joint ventures to do the foregoing; our history of losses; our ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in our industry and the markets where we invest; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the completion or failure to complete the Deleveraging Transaction and related transactions; and other risk factors discussed in Morgans Hotel Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other documents filed by Morgans Hotel Group with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans Hotel Group assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months
	Ended March 31,
	2013	2012
		(restated) (1)
Revenues:
Rooms	$25,899	$20,876
Food & beverage	16,437	15,099
Other hotel	1,116	1,261

Total hotel revenues	43,452	37,236
Management and other fees	4,229	3,593

Total revenues	47,681	40,829
Operating Costs and Expenses:
Rooms	9,004	7,666
Food & beverage	12,069	12,730
Other departmental	822	907
Hotel selling, general and administrative	10,003	9,486
Property taxes, insurance and other	3,974	3,953

Total hotel operating expenses	35,872	34,742
Corporate expenses:
Stock based compensation	955	1,069
Other	6,076	6,295
Depreciation and amortization	5,180	4,236
Restructuring and disposal costs	896	539
Development costs	820	1,668

Total operating costs and expenses	49,799	48,549
Operating loss	(2,118)	(7,720)
Interest expense, net	10,743	7,437
Equity in loss of unconsolidated joint ventures	159	910
Gain on asset sales	(2,005)	(1,996)
Other non-operating expenses	228	543

Loss before income tax expense	(11,243)	(14,614)
Income tax expense	200	193

Net loss from continuing operations	(11,443)	(14,807)
(Loss) income from discontinued operations, net of tax	(321)	70
Net loss	(11,764)	(14,737)
Net loss attributable to noncontrolling interest	347	456
Net loss attributable to Morgans Hotel Group Co.	$(11,417)	$(14,281)
Preferred stock dividends and accretion	(2,913)	(2,650)
Net loss attributable to common stockholders	$(14,330)	$(16,931)
Loss per share:
Basic and diluted from continuing operations	$(0.43)	$(0.55)
Basic and diluted from discontinued operations	$(0.01)	$0.00
Basic and diluted attributable to common stockholders	$(0.44)	$(0.55)
Weighted average common shares outstanding—basic and diluted	32,348	30,900

(1)	Restated to present the Company’s ownership of The Light Group and the Company’s subsidiaries that hold three Las Vegas restaurant leases as discontinued operations.

	( In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months
	Ended March 31,		%	Ended March 31,		%
Selected Hotel Operating Statistics	2013	2012	Change	2013	2012	Change
BY REGION
Northeast Comparable Hotels (1)
Occupancy	82.1%	68.3%	20.2%
ADR	$250.60	$247.34	1.3%
RevPAR	$205.74	$168.93	21.8%
West Coast Comparable Hotels (2)
Occupancy	80.9%	73.3%	10.4%
ADR	$251.95	$245.90	2.5%
RevPAR	$203.83	$180.24	13.1%
Miami Comparable Hotels (3)
Occupancy	84.1%	74.1%	13.5%
ADR	$429.58	$398.62	7.8%
RevPAR	$361.28	$295.38	22.3%
United States Comparable Hotels (4)
Occupancy	82.5%	72.0%	14.6%
ADR	$316.98	$304.65	4.0%
RevPAR	$261.51	$219.35	19.2%
International Comparable Hotels (5)
Occupancy	74.8%	68.9%	8.6%	74.8%	68.9%	8.6%
ADR	$345.88	$355.62	-2.7%	$352.21	$357.91	-1.6%
RevPAR	$258.72	$245.02	5.6%	$263.45	$246.60	6.8%
System-wide Comparable Hotels (6)
Occupancy	81.3%	71.5%	13.7%	81.3%	71.5%	13.7%
ADR	$321.01	$312.00	2.9%	$321.89	$312.32	3.1%
RevPAR	$260.98	$223.08	17.0%	$261.70	$223.31	17.2%

(1)	Northeast Comparable Hotels for the quarters ended March 31,2013 and 2012 consists of Morgans, Royalton and Mondrian SoHo in New York and Ames in Boston. Hudson is non-comparable during the periods presented, as Hudson was under major renovations beginning the fourth quarter of 2011 and continuing throughout 2012.
(2)	West Coast Comparable Hotels for the quarters ended March 31, 2013 and 2012 consists of Mondrian Los Angeles and Clift in San Francisco.
(3)	Miami Comparable Hotels for the quarters ended March 31, 2013 and 2012 consists of Delano South Beach, Mondrian South Beach and Shore Club in South Beach, Florida.
(4)	United States Comparable Hotels for the quarters ended March 31, 2013 and 2012 consists of Morgans, Royalton, Mondrian SoHo, Ames, Mondrian Los Angeles, Clift, Delano South Beach, Mondrian South Beach and Shore Club. Hudson is non-comparable during the periods presented, as Hudson was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012.
(5)	International Comparable Hotels for the quarters ended March 31, 2013 and 2012 consists of Sanderson and St Martins Lane in London. Delano Marrakech is non-comparable for the periods presented, as MHG began managing it in September 2012 when the hotel opened. Additionally, Hotel Las Palapas in Mexico is non-comparable, as this hotel is not a Morgans Hotel Group branded hotel and MHG believes that the hotel operating data for this hotel does not provide a meaningful depiction of the performance of its branded hotels.
(6)	System-Wide Comparable Hotels consist of all Morgans Hotel Group branded hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters ended March 31, 2013 and 2012 excludes Hudson, which was undergoing renovations beginning in the fourth quarter of 2011 and continuing throughout 2012, Delano Marrakech, which opened in September 2012, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.

	( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months			Three Months
	Ended March 31,		%	Ended March 31,		%
Selected Hotel Operating Statistics	2013	2012	Change	2013	2012	Change
BY OWNERSHIP
Owned Comparable Hotels (1)
Occupancy	79.2%	72.8%	8.8%
ADR	$373.74	$353.87	5.6%
RevPAR	$296.00	$257.62	14.9%
Joint Venture Comparable Hotels (2)
Occupancy	84.9%	70.0%	21.3%
ADR	$311.00	$302.15	2.9%
RevPAR	$264.04	$211.51	24.8%
Managed Comparable Hotels (3)
Occupancy	79.0%	72.2%	9.4%	79.0%	72.2%	9.4%
ADR	$297.79	$294.78	1.0%	$300.23	$295.66	1.5%
RevPAR	$235.25	$212.83	10.5%	$237.18	$213.47	11.1%
System-wide Comparable Hotels (4)
Occupancy	81.3%	71.5%	13.7%	81.3%	71.5%	13.7%
ADR	$321.01	$312.00	2.9%	$321.89	$312.32	3.1%
RevPAR	$260.98	$223.08	17.0%	$261.70	$223.31	17.2%
Owned Hotels
Hudson (5)
Occupancy	78.0%	60.0%	30.0%
ADR	$178.03	$166.84	6.7%
RevPAR	$138.86	$100.10	38.7%
Delano South Beach
Occupancy	78.1%	71.2%	9.7%
ADR	$644.13	$591.37	8.9%
RevPAR	$503.07	$421.06	19.5%
Clift
Occupancy	79.7%	73.7%	8.1%
ADR	$235.60	$234.22	0.6%
RevPAR	$187.77	$172.62	8.8%

(1)	Owned Comparable Hotels for the quarters ended March 31, 2013 and 2012 consists of Delano South Beach and Clift in San Francisco. Hudson is non-comparable during the periods presented, as beginning in the fourth quarter 2011 and continuing throughout 2012, this owned hotel was under renovation.
(2)	Joint Venture Comparable Hotels for the quarters ended March 31, 2013 and 2012 consists of Mondrian South Beach, Shore Club, Mondrian SoHo, and Ames.
(3)	Managed Comparable Hotels for the quarters ended March 31, 2013 and 2012 consists of Sanderson, St Martins Lane, Morgans, Royalton, and Mondrian Los Angeles. Managed hotels that are non-comparable for the periods presented are Delano Marrakech, which the Company began managing in September 2012 and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel.
(4)	System-Wide Comparable Hotels consist of all Morgans Hotel Group branded hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters ended March 31, 2013 and 2012 excludes Hudson, which was undergoing renovations beginning in the fourth quarter of 2011 and continuing throughout 2012, Delano Marrakech, which opened in September 2012, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.
(5)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, this owned hotel was under major renovation.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we and our joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels and food and beverage venues, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expense (income) that does not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:

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Other non-operating expenses (income), such as costs associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, changes in the fair value of debt and equity instruments, miscellaneous litigation and settlement costs and other expenses that relate to the financing and investing activities of the Company;

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Restructuring and disposal costs, which include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, and losses on asset disposals as part of major renovation projects;

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Development costs, such as costs incurred related to development transaction costs, internal development payroll, costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

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Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

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EBITDA related to hotels and food and beverage entities reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets; and

•

Gains recognized on asset sales, as we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, we believe material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA may change from prior quarters, and calculations of Adjusted EBITDA could continue to vary from quarter to quarter to reflect changing ownership interests.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and/or in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months Ended March 31,
	2013	2012
Net loss attributable to Morgans Hotel Group Co.	$(11,417)	$(14,281)
Interest expense, net	10,743	7,437
Interest expense, net, of discontinued operations	546	364
Income tax expense	200	193
Depreciation and amortization expense	5,180	4,236
Depreciation and amortization expense of discontinued operations	1,461	1,477
Proportionate share of interest expense from unconsolidated joint ventures	1,498	1,345
Proportionate share of depreciation expense from unconsolidated joint ventures	708	942
Net loss attributable to noncontrolling interest	(347)	(456)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(1,198)	(1,336)

EBITDA	7,374	(79)
Add: Other non operating expense	228	543
Add: Other non operating expense of discontinued operations	70	—
Add: Other non operating expense from unconsolidated joint ventures	248	675
Add: Restructuring and disposal costs	896	539
Add: Development costs	820	1,668
Less: EBITDA from Clift, a leased hotel	(1,134)	(1,467)
Add: Stock based compensation	955	1,069
Less: Gain on asset sales	(2,005)	(1,996)

Adjusted EBITDA	$7,452	$952

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2013	2012	Change
Delano South Beach	$7,109	$5,052	41%
Clift	1,134	1,467	-23%
Shore Club	257	150	71%
Mondrian South Beach	679	636	7%
Ames	(95)	(140)	32%
Mondrian SoHo—Joint Venture	257	72	257%

Owned and Joint Venture Comparable Hotels (2)	9,341	7,237	29%
St Martins Lane food and beverage (3)	108	(203)	153%
Sanderson food and beverage (3)	10	(354)	103%

Sold Hotels	118	(557)	121%
Total System-Wide Comparable Hotels	9,459	6,680	42%
Hudson (4)	(780)	(3,533)	78%

Total Hotels	$8,679	$3,147	176%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.
(3)	In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Following the sale of the joint venture entity, MHG continues to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner. Amounts presented represent the respective hotels’ food and beverage EBITDA, after management fees.
(4)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, Hudson was under renovation.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2013	2012	Change
Hudson (1)	$10,827	$7,600	42%
Delano South Beach	8,783	7,432	18%
Clift	6,289	5,844	8%

Total Owned Hotels	$25,899	$20,876	24%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2013	2012	Change
Hudson (1)	$12,954	$9,540	36%
Delano South Beach	16,089	14,036	15%
Clift	9,803	9,093	8%

Total Owned Hotels	$38,846	$32,669	19%

(4)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, Hudson was under renovation.

Balance Sheets

(In thousands)

	March 31,	December 31,
	2013	2012
		(restated) (1)
ASSETS:
Property and equipment, net	$227,814	$228,314
Goodwill	42,957	42,957
Investments in and advances to unconsolidated joint ventures	11,017	11,178
Assets held for sale	90,176	91,204
Assets of discontinued operations, net	55,564	55,558
Cash and cash equivalents	6,288	5,847
Restricted cash	18,973	21,226
Accounts receivable, net	9,286	10,664
Related party receivables	5,196	5,686
Prepaid expenses and other assets	6,139	7,036
Deferred tax asset, net	78,758	78,758
Other, net	31,454	32,727

Total assets	$583,622	$591,155

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$502,328	$501,192
Debt of assets held for sale	25,000	19,000
Debt of discontinued operations	18,014	17,951
Accounts payable and accrued liabilities	24,357	28,634
Accounts payable and accrued liabilities of assets held for sale	3,930	3,108
Accounts payable and accrued liabilities of discontinued operations	4,439	2,885
Deferred gain on asset sales	139,434	141,401
Other liabilities	14,327	14,301

Total liabilities	731,829	728,472
Redeemable noncontrolling interest of discontinued operations	6,321	6,053
Commitments and contingencies
Total Morgans Hotel Group Co. stockholders’ deficit	(160,247)	(149,436)
Noncontrolling interest	5,719	6,066

Total stockholders’ deficit	(154,528)	(143,370)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$583,622	$591,155

(1)	Restated to present Delano South Beach as an asset held for sale and The Light Group and the Company’s subsidiaries that hold three Las Vegas restaurant leases as discontinued operations.